Exhibit 10.6

STATE OF GEORGIA

COUNTY OF FULTON:

RENTAL AGREEMENT

THIS RENTAL AGREEMENT, (hereinafter referred to as “Agreement”), is made and entered into as of this February 7, 2006, (hereinafter referred to as the “Effective Date”), by and between the Board of Regents of the University System of Georgia by an on behalf of the Georgia Institute of Technology/Advance Technology Development Center, (hereinafter referred to as “Landlord”), whose address for purposes of this Agreement is 75 Fifth Street, NW, Suite 100, Atlanta, Georgia 30308 and, CardioMems, Inc, (hereinafter referred to as “Tenant”), whose address for purposes of this Agreement is 311 Ferst Drive, NW, Suite L1325,1370,L1332,L1335,L1328, Atlanta, GA 30332.

WITNESSETH:

PREMISES

1. For and in consideration of the rental, terms, provisions and conditions hereinafter set forth to be kept and performed by Tenant, Landlord hereby rents unto Tenant, and Tenant hereby takes and hires from Landlord, upon the terms, provisions, and conditions hereinafter set forth, the following described real property (hereinafter referred to as “Premises”):

Suite L1325,1370,L1332,L1335,L1328            2756.48 square feet of office space and lab space

in the buildings known as the Advanced Technology Development Center located 311 Ferst Dr., N.W., on the campus of the Georgia Institute of Technology, Atlanta, Georgia. Tenant shall have reasonable access to restrooms, conference rooms, and loading dock facilities on a first-come, first-serve basis. A conference room calendar will be maintained at 311 Ferst Dr., NW, , Atlanta, Georgia 30332.

USE OF PREMISES

2.1 Tenant shall use the Premises solely for the purposes of Tenant must obtain the prior written approval of Landlord for any other use of the Premises. At Tenant’s own expense, Tenant shall promptly comply with all building code and other requirements of any local, state or federal law or regulation required by Tenant’s occupancy of the Premises.

2.2 Tenant shall not (i) use the Premises for any illegal purpose, nor for any purpose that is injurious to the health, safety, and welfare of the public or that may jeopardize Tenant’s insurance coverage of the Premises; or (ii) commit, or suffer to be committed, any waste in or on the Premises; or (iii) create or permit any nuisance in or on the Premises. Tenant hereby covenants to Landlord that no hazardous substances, as defined by any federal, state, or local law, will be used or generated on the Premises without prior written notice to Landlord and without strict compliance with all local, state, and federal laws and regulations regarding the same.

2.3 Tenant accepts the demised premises in their present condition and as suited for the use intended by Tenant.

RENTAL TERM

3.1 The Rental Term of this Agreement shall be ninety (90) days commencing on March 1, 2006.

3.2 Ten days prior to the expiration of the current term, the Rental Term shall be automatically renewed for an additional ninety 90(ninety) days unless termination notification is provide by the Landlord or by the Tenant.

3.3 At any point in the initial or subsequent Rental Terms, the Landlord may give 90(ninety) days notice of lease termination or Tenant may give 60(sixty) days notice of lease termination without penalty.

RENTAL

4.1 For and as rental for the Premises, Tenant agrees to pay Landlord, on or before the first day of each month of the term of this Agreement, a monthly rental of $5024.44 ($5024.44 dollars), calculated upon the following formula, and to keep and perform each and every provision of this Agreement required to be kept and performed by Tenant, each of which shall constitute rental for the Premises.

$22.00 for Lab and $21.00 for office per square foot per year for 2756.48 square feet of office space

4.2 Tenant shall pay to Landlord promptly all rent, and all other charges as provided by this Agreement, as the same become due and payable without offset, deduction, notice or demand. If such sums are not paid within five (5) days of the due date of such sum, Tenant shall pay to Landlord, as additional rent, a late fee of $100.00. If rent is not received by the 15th of the month, a charge equal to 1.5 per cent of such overdue sum shall be incurred. If any check delivered by Tenant to Landlord is dishonored, Tenant shall pay to Landlord a charge equal to the maximum amount lawfully charged for dishonored checks. Any payment made by a dishonored check shall be deemed to be late. Returned checks may not be redeemed by a personal check, but must be redeemed by cash, cashier’s check, certified check or money order. All charges under this section 4.2 shall be deemed to constitute additional rent due and payable upon notice from Landlord to Tenant, and Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of rent.

4.3 Checks shall be made payable to the Georgia Institute of Technology and shall be sent to the attention of the, Advanced Technology Development Center, 75 Fifth Street, NW, Suite 100,Atlanta, Georgia 30308.

SECURITY DEPOSIT

5.1 As security for the full and faithful performance by Tenant of each and every one of its duties and obligations under this Agreement, Tenant agrees to deposit with Landlord on the date hereof, and to maintain at all times with Landlord during the entire term of this Agreement, a security deposit in cash in an amount equal to one month’s rental.

5.2 Upon default by Tenant of any of its obligations under this Agreement, not cured within fifteen (15) days of the date of such written notice of default, Landlord may use, apply or retain the whole or any part of the security deposit for the payment of any rent in default, or for any expenditure made by Landlord by reason of Tenant’s default of any of Tenant’s obligations of this Agreement, including, but not limited to, any damages or deficiency due to reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other reentry by Landlord. In the event Landlord uses, applies, or retains the whole or any part of Tenant’s security deposit, Tenant shall pay to Landlord immediately such amount that will fulfill Tenant’s obligation hereunder to maintain at all times a security deposit equal to one month’s rental.

5.3 If upon the termination of this Agreement, Tenant shall have kept all of its duties and obligations hereunder, Landlord shall return to Tenant all the security so deposited with Landlord.

PARKING

6.1 Landlord shall provide to Tenant at Tenant’s expense parking decals for employees in a lot in close proximity to the building.

6.2 Tenant shall comply with all parking rules and regulations of the Georgia Institute of Technology, including the registration of all vehicles of Tenant used on the Georgia Institute of Technology campus, at Tenant’s expense.

TENANT BUSINESS RECORDS

7. Immediately following the end of every fiscal year, during the term of this Agreement (unless specified otherwise), Tenant shall provide to Landlord the following information, which shall be treated by Landlord as confidential and proprietary to the extent allowed by applicable law(note:a,b, and c are only required for ATDC Member Companies):

a. Current business plan.

b. Financial statements including balance sheet and income statement. This information shall be provided at the end of each quarter during Tenant’s fiscal year.

c. Statement of ownership of company, including number of shares of stock, by class, held by each owner.

d. Employment data for the following;

i. Number of employees

ii. Names of employees.

iii. Names of members of boards of directors.

iv. Tag number of all employee vehicles that are registered with the Georgia Institute of Technology for parking.

UTILITIES

8.1 Landlord shall be responsible for the payment of all utility bills for normal office use of the Premises by Tenant, including water, sewer, natural gas. Normal office use of electricity shall include use of computer terminals, desk calculators, and lab testing equipment using not more than 110 volts, 15 amps power. Landlord retains the option to meter separately or to estimate any utility usage in excess of normal office use, and Tenant shall be exclusively responsible for payment of the such excess usage. Tenant shall be solely responsible for obtaining, maintaining, and paying for telephone service for the Premises.

8.2 Heating, ventilating and air conditioning systems shall be kept operating by Landlord during normal business hours Monday through Friday.

8.3 Landlord shall provide a garbage receptacle and garbage pick-up at Landlord’s expense. Landlord shall provide janitorial service for the Premises.

8.4 Landlord’s obligations under this paragraph 8 are subject to reduction depending upon the availability of funds appropriated for the purposes herein.

MAINTENANCE AND REPAIRS

9.1 Landlord agrees to maintain and keep in good repair the roof, foundations, and exterior walls of the building in which the Premises are located, and the structure of the walls surrounding the Premises, exclusive of any repairs made necessary by the actions of Tenant or Tenant’s agents, employees, or invitees.

9.2 Landlord gives to Tenant exclusive control of the Premises and shall not be required to supply any maintenance or repair to or for the Premises or to inspect the same. Tenant shall report promptly to Landlord all items which Tenant contends Landlord is under a duty to provide maintenance and repair.

9.3 Tenant shall not make improvements or alterations to the Premises without the prior express written consent of Landlord, which consent will not be unreasonably withheld. Any such improvements or alterations approved by Landlord must comply with all existing federal, state, and local laws and must be maintained and repaired by Tenant. Upon the expiration or termination of this Agreement, all improvements or additions placed in or erected on the Premises by Tenant, whether or not affixed or attached to the Premises, shall vest in and become the property of Landlord, without further notice, action taken, or instrument executed; provided, however, Tenant may remove all of Tenant’s personal property from the Premises on or before the expiration or termination of this Agreement. Tenant shall repair all damage to the Premises resulting from the removal of Tenant’s personal property. Tenant agrees that all of Tenant’s personal property in or on the Premises is located there at Tenant’s risk and Landlord shall not be liable for any damage thereto or loss thereof.

9.4 Any property acquired by Tenant through Landlord or acquired by Landlord for the use of Tenant shall become and remain the property of Landlord and shall not be removed by Tenant, or its employees, agents, licensees, or invitees, from the Premises.

9.5 Landlord’s obligations under this paragraph 9 are subject to reduction depending upon the availability of funds appropriated for the purposes herein.

INSPECTION

10. Tenant shall permit Landlord, its agents and employees, without prior notice, to enter into and upon the Premises at all reasonable times for the purpose of inspecting the Premises and making any necessary repairs or alterations to electrical wiring, heating and cooling systems, or plumbing, and other similar repairs and alterations.

INSURANCE AND INDEMNITY

11.1 Indemnification Agreement:

Tenant hereby waives, releases, relinquishes, discharges and agrees to indemnify, protect, save harmless, the Georgia Institute of Technology, the Board of Regents, the State of Georgia and its departments, agencies and instrumentalities (including the State Tort Claims Trust Fund, the State Authority Liability Trust Fund, the State Employee Broad Form Liability Fund, the State Insurance and Hazard Reserve Fund, and other self insured funds, hereinafter collectively referred to as the “Fund”) and all of their respective officers, employees, directors and agents (hereinafter collectively referred to as the “Indemnitees”) of and from any and all claims, demands, liabilities, losses, costs or expenses for any loss including but not limited to bodily injury (including death), personal injury, property damage, expenses, and attorneys’ fees, caused by, growing out of, or otherwise happening in connection with this contact, due to any act or omission (whether intentional or negligent) on the part of the Tenant, it’s agents, employees or others working at the direction of Tenant or on its behalf, or due to any breach of this contract by the Tenant, or due to the application or violation of any pertinent Federal, State, or local law, rule or regulation. This indemnification extends to the successors and assigns of the Tenant, an this indemnification survives the termination of the contract and the dissolution or, to the extent allowed by law, the bankruptcy of the Tenant. If and to the extent such damage or loss (including costs and expenses as covered by this indemnification is covered by the Fund established and maintained by the State of Georgia Department of Administrative Services (DOAS), the Tenant agrees to reimburse the Fund for such monies paid out of the Fund.

11.1.1 This indemnification applies whether: (a) the activities involve third parties or employees or agents of the Tenant or of the Indemnitees.

11.1.2 This indemnification does not apply to the extent of the sole negligence of the Indemnitees. This indemnification is subject to an overall limitation of $3,000,000.00 so long as the insurance required in Section 11.2.2(a) is in full force and effect.

11.1.3 To the full extent permitted by the Constitution and the laws of the State of Georgia and the terms of the Fund, the Tenant and its insurers waive any right of subrogation against the Indemnitees, the Fund and insurers participating thereunder, to the full extent of this indemnification.

11.2 Insurance Requirements:

11.2.1 Insurance Certificates. The Tenant shall procure the insurance policies identified below at the Tenant’s own expense and shall furnish the Georgia Advanced Technology Ventures an insurance certificate listing the agency as the certificate holder. The insurance certificate must document that the liability insurance coverage purchased by the Tenant includes contractual liability coverage to insure the indemnity agreement as stated. In addition, the insurance certificate must provide the following:

(a)	Name and address of authorized agent

(b)	Name and address of insured

(c)	Name of insurance company

(d)	Description of coverage in standard terminology

(e)	Policy name

(f)	Policy number

(g)	Limits of liability

(h)	Name and address of Landlord as certificate holder

(i)	Acknowledgment of notice of cancellation to Landlord

(j)	Signature of authorized agent

(k)	Telephone number of authorized agent

(1)	Details of special policy exclusions in comments section of Certificate

11.2.2 Insurance Coverages. The Tenant also agrees to purchase and have the authorized agent state on the insurance certificate that the following types of insurance coverages, issued pursuant to O.C.G.A. Section 50-21-37, have been purchased by the Tenant:

(a) Commercial General Liability Insurance Policy (CGL). Tenant shall procure and maintain a primary Commercial General Liability Insurance Policy, including products and completed operation liability and contractual liability coverage, with limits of not less than $1,000,000 per person and $3,000,000 per occurrence covering bodily injury, property damage liability and personal injury. The policy or policies shall name the officers, agents, and employees of the Advanced Technology Development Center as additional insureds, but only with respect to claims which are not covered by the Georgia Tort Claims act, O.C.G.A. Section 50-21-20 et seq. The CGL policy must provide primary limits over any other liability policy provided by the State for any claims not covered by the Georgia Tort Claims Act. However, the CGL policy must indemnify the State for any claims covered by the Georgia Tort Claims Act. The policy of policies must be on an “occurrence” basis unless waived by the State. The CGL policy shall include contractual liability coverage, which shall be endorsed to state that indemnity obligations specified in this agreement are insured by the carrier. The CGL policy purchased by the Tenant must be issued by a company authorized to conduct business in the State of Georgia or by a company acceptable to the State if the company is an alien insurer. The CGL policy must be endorsed to include separate aggregate limits per project.

(b) Tenant is responsible for insuring at its sole expense its own property which may be brought upon the Premises, and subtenant shall be responsible for insuring any of their property brought upon the Premises.

DESTRUCTION OR DAMAGE TO PREMISES

12.1 If the Premises are totally destroyed or rendered untenantable by storm, fire, earthquake, hurricane, or other natural catastrophe, this Agreement shall terminate as of the date of such total destruction or untenantability, with no obligation of Landlord to rebuild or provide other rental premises for Tenant. Any rental or other obligations accrued by or to the parties to this Agreement shall be accounted for between Landlord and Tenant as of the date when the Premises were destroyed or rendered untenantable.

12.2 If the Premises are partially destroyed or rendered partially untenantable by storm, fire, earthquake, hurricane, or other natural catastrophe, Tenant shall have the option to elect either to terminate this Agreement by written notice to Landlord in accordance with Paragraph 24 or to continue this Agreement in force with an appropriate abatement of rent and without obligation of Landlord to repair, restore, or rebuild the Premises at any time, even if Tenant elects to continue this Agreement. The Premises shall be considered partially destroyed or rendered partially untenantable when at least ten per cent (10%) but less than one hundred per cent (100%) of the Premises are destroyed or rendered untenantable.

TRANSFER, SUBLETTING AND ASSIGNMENT

13. Tenant shall not transfer, assign, or sublet this Agreement or any right or privilege of Tenant under this Agreement without the prior, express, written consent of Landlord. Landlord, in its sole discretion, may withhold or refuse to give its consent to any proposed transfer, subletting, or assignment and to any proposed use or occupancy by any party other than Tenant. Any transfer, subletting, or assignment without the prior, express, written consent of Landlord shall be void and shall, at the option of Landlord terminate this Agreement. Landlord’s consent to one transfer, subletting, assignment, use or occupancy of the Premises by a party other than Tenant shall not constitute a waiver of Landlord’s rights in this Paragraph, and each subsequent transfer, subletting, assignment, use or occupancy of the Premises by a party other than Tenant shall require Landlord’s consent in accordance with this Paragraph.

DEFAULT

14.1 If Tenant defaults in the payment of monetary rental or any other monetary obligation to Landlord and remains in default for ten (10) calendar days after the date of service of notice of such default by Landlord on Tenant; or if Tenant defaults in the performance of any other covenant or provision of this Agreement required to be complied with by Tenant and remains in default for thirty (30) calendar days after the date of service of notice of such default by Landlord on Tenant; or if Tenant defaults in the payment of any monetary obligation to Landlord’s cooperative organization, the Advanced Technology Development Center (hereinafter referred to as “ATDC”), including without limitation the L-Account Agreement between Tenant and GTRC dated, and remains in default for ten (10) calendar days after the date of service of notice of such default by GTRC; then, in any such event, Landlord may at once terminate this Agreement by written notice to Tenant.

14.2 Upon such termination, Tenant shall surrender the Premises to Landlord and remove all personal property from the same and, without requiring legal action to be taken by Landlord, Landlord may enter in and upon the Premises and take immediate possession and control of the Premises to the complete exclusion of Tenant. Landlord’s failure to exercise its rights after one or more defaults of Tenant shall not be construed as a waiver of Landlord’s rights upon any subsequent default.

EXTERIOR SIGNS

15. Tenant shall not place signs or displays off the Premises, including the roof, exterior doors, and exterior walls of the building in which the Premises are located, or in the windows of the Premises without the prior, express, written consent of Landlord, which consent will not be unreasonably withheld.

FIXTURES AND PERSONAL PROPERTY

16. Tenant may install and operate in and on the Premises such fixtures and personal property as is required for Tenant’s permitted use of the Premises, subject to the prior, express, written approval of Landlord.

ENTRY OF LANDLORD FOR RELETTING

17. During the sixty (60) day period immediately preceding the termination of this Agreement, Landlord may enter the Premises at any time to show the Premises to prospective tenants.

NO ESTATE

18. This Agreement shall create the relationship of landlord and tenant, otherwise known as a usufruct, and no estate shall pass from landlord. Tenant’s interest in this rental agreement is not subject to levy and sale.

TERMINATION AND NO HOLDING OVER

19.1 Tenant shall vacate the Premises promptly upon termination of this Agreement. Any holding over or continued use or occupancy of the Premises by Tenant after termination of this Agreement without the express written consent of Landlord shall not constitute a Tenancy-At-Will, but Tenant shall be a Tenant-At-Sufferance and shall be required to vacate the Premises immediately without notice. There shall be no renewal or extension of the term of this Agreement by operation of law. Tenant agrees that the provisions of O.C.G.A. §44-7-50 et. seq. shall apply, permitting summary dispossession.

19.2 Tenant shall retain the option to terminate this Agreement at any time by giving written notice of exercising such option to terminate. Such termination by Tenant shall not be effective until ninety (90) days following proper notice.

19.3 Upon any such termination, Tenant shall surrender the Premises to Landlord and remove all personal property from the same and, without requiring legal action to be taken by Landlord, Landlord may enter in and upon the Premises and take immediate possession and control of the Premises to the complete exclusion of Tenant.

19.4 Tenant agrees to return the premises to the Landlord upon the expiration or termination of this rental agreement in as good condition and repair as when first received; normal wear and tear, excepted.

NO ABANDONMENT

20. Tenant shall occupy the Premises continuously throughout the term of this Agreement and shall not for any cause whatsoever, unless otherwise specifically permitted under this Agreement, desert, surrender, abandon, or cease operation of the Premises during the term of this Agreement.

RIGHTS CUMULATIVE

21. All rights, powers, and privileges conferred by this Agreement shall be cumulative and not restrictive of those rights, powers, and privileges conferred by law.

ATTORNEYS FEES

22. In the event Landlord uses the services of an attorney to collect any monetary amounts required under this Agreement, Tenant shall pay ten per cent (10%) of such amount in addition as attorneys fees.

NO WAIVER

23. No failure of Landlord to exercise any right or power given to Landlord under this Agreement, or to insist upon strict compliance by Tenant with the provisions of this Agreement, and no custom or practice of Landlord or Tenant at variance with the provisions of this Agreement, nor acceptance by Landlord of rent or any other payments from any person other than Tenant, shall constitute a waiver of Landlord’s right to demand exact and strict compliance by Tenant with the terms and conditions of this Agreement.

NOTICES

24. All notices and other communications, hereinafter collectively referred to as “notices,” required by this Agreement to be secured from or given by either party to the other party shall be in writing and the original of said notice shall be delivered either: (a) by hand delivery to the recipient party at such party’s address; or (b) sent by United States Certified Mail - Return Receipt Requested, postage prepaid and addressed to the recipient party at such party’s address. If sent by United States Certified Mail - Return Receipt Requested, the sender of the notice shall “show to whom, date and address of delivery” of said notice on the returned receipt. The day upon which such notice is hand delivered or so mailed shall be deemed the date of service of such notice. Any notice, so hand delivered or mailed, the text of which is reasonably calculated to apprise the recipient party of the substance thereof, shall be deemed sufficient under this Agreement. Either party hereto, by proper notice, may at any time and any number of times designate a different address to which notices to said party shall be given.

To Landlord:	To Tenant:

Advanced Technology Development Center 75 Fifth Street, NW, Suite 100 Atlanta, Georgia 30308	CardioMems, Inc 311 Ferst Dr, L1325,1370,L1332,L1335,L1328 Atlanta, Georgia 30328

TIME IS OF ESSENCE

25. Time is of the essence of this Agreement. All time limits stated herein are likewise of the essence.

ENTIRE AGREEMENT

26. This Agreement constitutes the full, complete and entire agreement between Landlord and Tenant; no agent, employee, officer or representative of Landlord or Tenant has authority to make, or has made, any statement, agreement, representation or contemporaneous agreement, oral or written, in connection herewith modifying, adding to, or changing the covenants, terms and provisions of this Agreement. No modification or amendment of this Agreement shall be binding unless such modification or amendment is in writing, signed by Landlord and Tenant, and by reference incorporated into this Agreement.

GOVERNING LAW

27. This Agreement shall be governed by, construed under, and performed and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, Landlord and Tenant, acting by and through their duly authorized representatives, have caused these presents to be signed, sealed, and delivered all as of the date hereof.

LANDLORD
Georgia Advanced Technology Ventures

BY:	/s/ Beverly D. Hutchinson	L.S.
Business Operations Manager

TENANT

/s/ Sandeep Yadav
Name:
Title:
Date:

(Corporate Seal Affixed Here)

Signed, sealed, and delivered as to Landlord in the presence of:

/s/ Melissa Faye Teske	3/8/06

Official Witness, Notary Public	Date

My Commission Expires:	Notary Public, Fayette County, GA
My Commission Expires July 6, 2009
(Notary Public Seal Affixed Here)

GUARANTY

On this              day of                     , 2005, in consideration of Landlord’s agreement to enter into the above Rental Agreement with Tenant and in recognition of Landlord’s unwillingness to enter into the Rental Agreement without this Guaranty, the undersigned Guarantor guaranties the payment of rent and performance by Tenant, Tenant’s heirs, executors, administrators, successors, or assigns of all covenants and agreements of the above Rental Agreement.

GUARANTOR

/s/ Sandeep Yadav	L.S.
Name:
Title:
Date:

Signed, sealed, and delivered as to Landlord in the presence of:

/s/ Melissa Faye Teske	3/8/06

Official Witness, Notary Public	Date

My Commission Expires:	Notary Public, Fayette County, GA
My Commission Expires July 6, 2009
(Notary Public Seal Affixed Here)

[ATDC LETTERHEAD]

April 26, 2006

CardioMEMS, Inc

311 Ferst Drive, NW

Atlanta, GA 30308

Dear CardioMEMS,

This letter will serve as Lease Amendment Number 1 to your existing lease dated February 7, 2006

Commencing May 1, 2006 CardioMEMS will continue to occupy suites L1332,L1328,L1335,L1325,L1370, and acquire and occupy suite L1334 (174.64 rentable square feet of office space), at 311 Ferst Dr., NW, Atlanta, GA 30332

Base Monthly rental rate is $5,344.61

Please make your check payable to Georgia Institute of Technology

Your signature will serve as your agreement. If there are any questions, please feel free to contact me at 894-0331.

Sincerely,

/s/ Beverly D. Hutchinson

Beverly D. Hutchinson

Administrative Manager

Guarantor Signature

/s/ John Mills

Date: 07/24/06

[ATDC LETTERHEAD]

September 1, 2006

CardioMems, Inc.

311 Ferst Drive, NW

Atlanta, GA 30308

Dear CardioMems,

This letter will serve a Lease Amendment Number 2 to your existing lease dated February 7, 2006.

Commencing September 1, 2006 CardioMems will continue to occupy suites L1332,L1328,L1335,L1325,L1370, & L1334 (2931.12 rentable square fee of office space), at 311 Ferst Dr., NW, Atlanta, GA 30332

Base Monthly rental rate is $5975.52

($25.00 RSF for Lab space and $22.00 RSF for Office space)

If such sums are not paid within 5 days of the due date a late charge equal to 5% will apply.

Please make your check payable to Georgia Institute of Technology

Your signature will serve as your agreement. If there are any questions, please feel free to contact me at 894-0331.

Sincerely,

Beverly D. Hutchinson
Administrative Manager

Guarantor Signature

/s/ Sandeep Yadav

Date: